Exhibit 99.1

NEWS RELEASE
For Immediate Release:
October 2, 2019

STERLING CONSTRUCTION COMPLETES ACQUISITION OF PLATEAU EXCAVATION, INC. AND ENTERS INTO NEW CREDIT AGREEMENT

THE WOODLANDS, TX – October 2, 2019 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced that it has completed the previously announced acquisition of Plateau Excavation, Inc. and its related entities (collectively “Plateau”), a leading specialty contractor based in Austell, GA, for $400 million; $375 million in cash and $25 million in Sterling Common Stock and seller notes. The Company also announced that it has replaced their existing $85 million term loan with a new $475 million Credit Agreement led by BMO Capital Markets Corp., as Joint Lead Arranger and Joint Book Runner, and BMO Harris Bank N.A., as Administrative Agent.
Plateau serves large, blue-chip customers in the e-commerce, data center, distribution center, warehousing, and energy sectors. They are a leading provider of large-scale site infrastructure improvement contracting services and are the largest excavating contractor in the Southeastern U.S. Plateau has approximately 800 employees throughout its region of operation. Plateau’s leadership team, including founder and CEO Greg Rogers and COO Brad Carroll will remain with the company.
“We are extremely excited to complete this acquisition and begin work with Plateau and their management team,” said Joe Cutillo, CEO of Sterling. “This acquisition is yet another step in the transformation of Sterling Construction and it directly aligns with our strategic vision, with a focus on both margin and adjacent market expansion. Not only does Plateau operate in an exciting and quickly growing market segment, but they also have a demonstrated culture of success and profitability that aligns with our key tenets of bid discipline and a focus on bottom-line growth. The new combined company also allows us to capitalize on new geographies in a rapidly growing Southeastern United States, as well as the ability to leverage some of our own equipment for new Plateau endeavors in the Texas area. We expect the acquisition to be immediately accretive, and we will update our guidance to reflect this during our third quarter earnings call. We are looking forward to capitalizing on the opportunities Plateau adds to our operating portfolio as we endeavor to drive profitable growth and increased shareholder value in 2020 and beyond.”

Credit Facility
The Plateau acquisition was financed under a new Credit Agreement, which provides senior secured debt in the total amount of $475 million, comprised of a $400 million term loan and a $75 million revolving credit facility. The debt will mature on October 2, 2024. In addition to funding the Plateau acquisition, a portion of the new credit facility will be used to terminate the Company’s previous credit agreement with funds managed by Oaktree Capital Management, L.P. ("Oaktree") and pay the outstanding borrowings together with the prepayment premium on this term loan in the amount of $71 million.
Ron Ballschmiede, CFO of Sterling Construction, stated, “Our new credit agreement provides us with a significant improvement in interest rate relative to our prior credit facility, and represents a turning point in the transformation of this company as it represents a return to a more traditional capital structure and gives us greater financial flexibility to fund Sterling’s growth. This new term loan and revolver enable us to complete the Plateau acquisition and will allow us to execute on our strategic vision effectively and efficiently. We would like to thank Oaktree for the support they have shown us over the last few years which was very important for the stabilization and growth of our Company.”
Sterling Construction Company, Inc.
Sterling Construction Company, Inc. (“Sterling” or “the Company”), a Delaware corporation, is a construction company that specializes in heavy civil infrastructure construction and infrastructure rehabilitation as well as residential construction projects, primarily in Arizona, California, Colorado, Hawaii, Nevada, Texas, Utah and other states in which there are feasible construction opportunities. Heavy civil construction projects include highways, roads, bridges, airfields, ports, light rail, water, wastewater and storm drainage systems, foundations for multi-family homes, commercial concrete projects and parking structures. Residential construction projects include concrete foundations for single-family homes.
This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Ron Ballschmiede, Chief Financial Officer 281-214-0800	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607 Mike Gaudreau 212-836-9620